Exhibit 99.1

Rafael Holdings Reports Second Quarter Fiscal 2024 Financial Results

Company remains focused on generating shareholder value by advancing portfolio and identifying attractive opportunities for strategic investments

Increased ownership in Day Three Labs to a majority interest of 79%

NEWARK, NJ – March 13, 2024 (GLOBE NEWSWIRE) - Rafael Holdings, Inc. (NYSE: RFL), today reported its financial results for the second quarter of fiscal 2024 – and the six months ended January 31, 2024.

“During fiscal 2024, we will continue to focus on advancing our existing portfolio and intend to leverage our strong balance sheet with selective strategic investments in companies with the potential to generate value for our stockholders. We are extremely pleased to welcome Dr. John Goldberg to the Rafael team as our Chief Medical Officer. John is a highly respected senior executive with nearly two decades of experience in drug development. John will be an integral member of our team, as we advance our existing assets and evaluate additional opportunities for investment,” said Bill Conkling, CEO of Rafael Holdings. Bill added, “We are encouraged by the positive developments for Cyclo Therapeutics’ (Nasdaq: CYTH) Phase 3 registrational clinical trial for patients with Niemann-Pick Disease Type C and in the increasing momentum behind Day Three Labs, which reimagines existing cannabis offerings with pharmaceutical-grade technology to bring to market better, cleaner, more precise and predictable products.”

Rafael Holdings, Inc. Second Quarter Fiscal Year 2024 Financial Results

As of January 31, 2024, we had cash, cash equivalents and marketable securities of $71.7 million.

For the three months ended January 31, 2024, we recorded net income from continuing operations of $5.9 million, or $0.25 per fully diluted share versus a net loss from continuing operations of $3.3 million, or $0.13 per share in the year ago period. The net income reported during the second quarter was driven by an unrealized gain of $9.7 million on our investments in Cyclo Therapeutics, offset by a loss of $1.6 million on our initial investment in Day Three Labs. During the second quarter of 2024, we increased our investment in Day Three Labs and now hold a majority interest in the company with 79% of the shares outstanding and began consolidating its financial results in the second quarter of 2024.

For the three months ended January 31, 2024, research and development expenses were $0.6 million compared to $2.2 million in the year ago period. The year over year reduction is due to the, previously disclosed, winding down of early-stage programs, including at Barer Institute.

For the three months ended January 31, 2024, general and administrative expenses from continuing operations were $2.6 million. For the same period in the prior year, general and administrative expenses were $2.1 million. The increase was primarily related to increases in non-cash stock-based compensation expenses and professional fees.

Rafael Holdings, Inc. First Half Fiscal Year 2024 Financial Results

For the six months ended January 31, 2024, we recorded net income from continuing operations of $2.1 million, or $0.10 per fully diluted share versus a net loss from continuing operations of $8.5 million, or $0.36 per share in the year ago period. The net income recorded during the first half of fiscal 2024 was driven by an unrealized gain of $7.6 million on our investments in Cyclo Therapeutics, offset by a loss of $1.6 million on our initial investment in Day Three Labs. During the second quarter of 2024, we increased our investment in Day Three Labs and now hold a majority interest in the company with 79% of the shares outstanding and we began reporting consolidated its financial results in January 2024.

For the six months ended January 31, 2024, research and development expenses were $1.1 million compared to $4.3 million in the year ago period. The year over year reduction is due to the winding down of early-stage programs, including at Barer Institute.

For the six months ended January 31, 2024, general and administrative expenses from continuing operations were $4.6 million. For the same period in the prior year, general and administrative expenses were $5.2 million. The decrease was primarily related to a decrease in non-cash stock-based compensation and payroll expenses.

About Rafael Holdings, Inc.

Rafael Holdings is a holding company with interests in clinical and early-stage pharmaceutical companies, including a majority investment in Cornerstone Pharmaceuticals, Inc., formerly known as Rafael Pharmaceuticals Inc., a cancer metabolism-based therapeutics company, a majority equity interest in LipoMedix Pharmaceuticals Ltd., a clinical stage pharmaceutical company, the Barer Institute Inc., a wholly-owned preclinical cancer metabolism research operation, an investment in Cyclo Therapeutics Inc. (Nasdaq: CYTH), a clinical-stage biotechnology company dedicated to developing life-changing medicines for patients and families living with challenging diseases through its lead therapeutic asset, Trappsol® Cyclo™, a majority investment in Day Three Labs, Inc., a company which reimagines existing cannabis offerings with pharmaceutical-grade technology and innovation like Unlokt™ to bring to market better, cleaner, more precise and predictable products in the cannabis industry, and a majority interest in Rafael Medical Devices, LLC, an orthopedic-focused medical device company developing instruments to advance minimally invasive surgeries. The Company’s primary focus is to expand our investment portfolio through opportunistic and strategic investments including therapeutics which address high unmet medical needs.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our expectations surrounding the potential, safety, efficacy, and regulatory and clinical progress of our product candidates; plans regarding the further evaluation of clinical data; and the potential of our pipeline, including our internal cancer metabolism research programs. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, those disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended July 31, 2023, and our other filings with the SEC. These factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Contact:

Barbara Ryan

Barbara.ryan@rafaelholdings.com

(203) 274-2825

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RAFAEL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

 (in thousands, except share and per share data)

	January 31, 2024	July 31, 2023
ASSETS	(unaudited)

CURRENT ASSETS
Cash and cash equivalents	$7,136	$21,498
Available-for-sale securities	64,587	57,714
Interest receivable	560	387
Convertible note receivable, related party	1,924	1,921
Accounts receivable, net of allowance for doubtful accounts of $245 at January 31, 2024 and July 31, 2023	379	213
Prepaid expenses and other current assets	487	914
Investment in equity securities	—	294
Total current assets	75,073	82,941

Property and equipment, net	2,064	1,695
Investments – Other Pharmaceuticals	—	65
Investments – Hedge Funds	2,369	4,984
Investment – Day Three	—	2,797
Investments – Cyclo Therapeutics Inc.	19,567	4,763
Goodwill	3,571	—
Intangible assets	1,888	—
In-process research and development	1,575	1,575
Other assets	42	9
TOTAL ASSETS	$106,149	$98,829

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$509	$333
Accrued expenses	845	763
Other current liabilities	140	1,023
Due to related parties	69	26
Installment note payable	1,700	—
Total current liabilities	3,263	2,145

Deferred income tax liabilities, net	545	—
Other liabilities	87	55
TOTAL LIABILITIES	$3,895	$2,200

COMMITMENTS AND CONTINGENCIES

EQUITY
Class A common stock, $0.01 par value; 35,000,000 shares authorized, 787,163 shares issued and outstanding as of January 31, 2024 and July 31, 2023	8	8
Class B common stock, $0.01 par value; 200,000,000 shares authorized, 23,882,117 issued and 23,695,332 outstanding (excluding treasury shares of 101,487) as of January 31, 2024, and 23,708,365 shares issued and 23,490,527 shares outstanding as of July 31, 2023	238	236
Additional paid-in capital	266,159	264,010
Accumulated deficit	(164,924)	(167,333)
Treasury stock, at cost; 101,487 and 0 Class B shares as of January 31, 2024 and July 31, 2023, respectively	(168)	—
Accumulated other comprehensive loss related to unrealized loss on available-for-sale securities	(88)	(353)
Accumulated other comprehensive income related to foreign currency translation adjustment	3,714	3,725
Total equity	104,939	100,293
Noncontrolling interests	(2,685)	(3,664)
TOTAL EQUITY ATTRIBUTABLE TO RAFAEL HOLDINGS, INC.	102,254	96,629

TOTAL LIABILITIES AND EQUITY	$106,149	$98,829

RAFAEL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE
INCOME (LOSS)

(in thousands, except share and per share data)

	Three Months Ended January 31,		Six Months Ended January 31,
	2024	2023	2024	2023
	(unaudited)		(unaudited)
Revenues	$68	$70	$136	$140

G&A Expenses	2,561	2,085	4,601	5,194
R&D Expenses	612	2,225	1,101	4,306
Depreciation and amortization	38	19	55	41
Operating Loss	(3,143)	(4,259)	(5,621)	(9,401)
Unrealized gain (loss) on investments - Hedge Funds	51	378	(115)	251
Impairment of investments - Other Pharmaceuticals	-	(67)	-	(223)
Loss on initial investment in Day Three upon acquisition	(1,633)	-	(1,633)	-
Unrealized gain on investments - Cyclo Therapeutics Inc	9,718	-	7,594
Other, net	1,117	701	2,347	924
Income (loss) before incomes taxes from continuing operations	6,110	(3,247)	2,572	(8,449)
Benefit from (provision for) taxes	-	(5)	(6)	(10)
Equity in loss of Day Three	(206)	-	(422)	-
Consolidated net income (loss) from continuing operations	5,904	(3,252)	2,144	(8,459)

Discontinued Operations
Loss from discontinued operations related to 520 Property	-	(157)	-	(241)
Gain on disposal of 520 Property	-	-	-	6,784
(Loss) income from discontinued operations	-	(157)	-	6,543

Consolidated net income (loss)	5,904	(3,409)	2,144	(1,916)
Net loss attributable to noncontrolling interests	(143)	(159)	(265)	(258)
Net income (loss) attributable to Rafael Holdings, Inc.	$6,047	$(3,250)	$2,409	$(1,658)

Continuing operations earnings (loss) per share
Net income (loss) from continuing operations	$5,904	$(3,252)	$2,144	$(8,459)
Net loss attributable to noncontrolling interests	(143)	(159)	(265)	(258)
Numerator for income (loss) per share from continuing operations	$6,047	$(3,093)	$2,409	$(8,201)

Discontinued operations earnings (loss) per share
Net income (loss) from discontinued operations	$-	$(157)	$-	$6,543

Earnings (loss) per share - Basic
Continuing operations	$0.26	$(0.13)	$0.10	$(0.36)
Discontinued operations	-	(0.01)	-	0.28
Total basic earnings (loss) per common share	$0.26	$(0.14)	$0.10	$(0.07)

Earnings (loss) per share - Diluted
Continuing operations	$0.25	$(0.13)	$0.10	$(0.36)
Discontinued operations	-	(0.01)	-	0.28
Total diluted earnings (loss) per common share	$0.25	$(0.14)	$0.10	$(0.07)

Weighted average number of shares used in calculation of earnings (loss) per share - basic	23,642,421	23,155,018	23,643,660	23,085,612
Weighted average number of shares used in calculation of earnings (loss) per share - diluted	24,402,069	23,155,018	24,403,308	23,085,612

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